Exhibit 99.1

International Arbitration Issues Final Award, Granting Over $10.8 Million Damages and

Additional Relief in Favor of Global Gold Against Caldera Resources Related to Marjan Gold Mine in Armenia

$3 Million in Compensatory Damages and $1 Million in Punitives Based on Vasilios Bill Mavridis

Defamatory Publications Against Global Gold and Its Principals

RYE, N.Y., Nov. 12, 2014 (GLOBE NEWSWIRE) -- Global Gold Corporation (OTCQB:GBGD) is pleased to announce that in an International Centre for Dispute Resolution Final Award Retired Justice Herman Cahn as the sole arbitrator ruled in favor of Global Gold on damages and a range of other outstanding issues. The total damage award is $10,844,413 with interest at 9% and penalties continuing to accrue if Caldera does not comply with the equitable relief granted. Of the total damage award, $3 million is compensation and $1 million is punitive damages for the defamatory publications by Caldera's principal Vasilios Bill Mavridis against Global Gold and its principals. This Final Award terminates the arbitration proceedings which Caldera instituted against Global Gold in 2010. Global Gold prevailed in the first, liability phase of the arbitration and four prior court cases, as summarized and reported in April 2013.  Global Gold again thanks outside counsel Brian Cousin and his team at Dentons www.Dentons.com --particularly for their tenacious work in uncovering Caldera's securities law violations. With all the legal processes complete, Global Gold is now continuing with the development of the Marjan property and enforcement of the rulings issued. A full copy of the 42 page Final Award as well as the other rulings is available at the Global Gold website: www.globalgoldcorp.com.

Previous rulings in this matter included that Montreal based Caldera Resources, led by the brothers John Mavridis and Bill Mavridis, failed to make agreed payments to Global Gold despite having raised almost $5 million, failed to issue stock due, misrepresented the approval of the Toronto Stock Exchange of the parties' contract, and otherwise breached the joint venture agreement. Caldera through its Biomine, LLC subsidiary also acquired a "Marjan West" license area which it claimed was adjacent to Marjan but in fact overlapped with Marjan. Armenian Courts at three levels found that Caldera had deceptively and illegally registered full control over the Marjan Mining Company to itself without the signatures or authorization of Global Gold, and a U.S. Federal Court confirmed the phase 1 arbitration findings while rejecting Caldera's arguments to vacate the award. The November 10, 2014 Final Award resolved all other outstanding issues with the following specific findings and rulings requiring Caldera to:

1.

turn over to Global Gold at its offices in Rye, New York all books, records, contracts, communications, and property related in any way to the Marjan property in Armenia and the Marjan Mining Company, including specifically the Armenian Marjan Mining Company seal, and shall pay Global Gold $50,000 plus $250 per day for every day following issuance of this Final Award that such materials are not delivered;

2.

turn over to Global Gold at its offices in Rye, New York communications Caldera and/or Mr. Mavridis has had with third parties concerning Global Gold its officers, agents, directors and business…Without limitation, the following shall also be turned over to Global Gold: all direct and indirect (for example through a translator or agent) communications with the following individuals and organizations: Azat Vartanian, Petros Vartanian, …, Joseph Borkowski, Jeffrey Marvin,… Prem Premraj…, Rasia FZE, Johan Ulander, Ecolur,… Tom Prutzman, …, Stockhouse, Investor's Hub,  shareholders of Global Gold, and any governmental or regulatory authorities-- Caldera shall pay Global Gold $100 per day for every day following issuance of this Final Award that such materials are not delivered;

3.

issue a press release correcting the April 30, 2013 Caldera release …stating that the original release is retracted with all property books and records (including all exploration data) related to the Marjan property transferred to Global Gold and that neither Caldera nor its successors retain rights to the Marjan mine in Armenia and shall pay Global Gold $50,000 plus $100 per day for every day following issuance of this Final Award that such correcting release is not issued;

4.	Caldera did not spend the minimum $1 million threshold necessary to be eligible for an NSR Royalty interest and therefore Caldera has no NSR Royalty or any other interest in the Marjan property;

5.

the $150,000 which Caldera paid to Global Gold was not pursuant to the JV Agreement (which did not become effective) but pursuant to the December 2009 Agreement therefore Global Gold is not obligated to make any payments to Caldera;

6.	pay Global Gold $115,000 for Caldera's refusal to turn over 500,000 shares of stock in 2010;

7.	pay Global Gold $3,174,209 for Caldera's failure to make agreed payments to Global Gold;

8.

pay Global Gold $577,174 for legacy governmental liabilities concerning the Marjan property and shall indemnify and hold Global Gold harmless (including attorney fees) from any governmental claims or liabilities associated with the time they control the seal of the Marjan Mining Company;

9.

pay Global Gold $967,345 for violating Paragraph (1) of the Final Partial Award requiring turnover of property and [for] interference in Global Gold's development of Marjan and shall relinquish the portions of the Marjan West license which overlap or in any way impinge on Marjan;

10.

Caldera is liable for defamation and tortious interference with contractual and business relations with regard to Global Gold and its related personnel and so shall (i) pay Global Gold $3 million in compensatory damages…, (ii) pay Global Gold $1 million in punitive or exemplary damages…, (iii) remove all the materials and websites controlled in any way by them which were admitted as exhibits on defamatory publications in this case from the internet and other locations, (iv) remove and be permanently enjoined from using Global Gold's trading symbol without permission; (v) not share those materials with others or arrange to have them posted anonymously or otherwise- (vi) independently, … Global Gold and those who have been named by Caldera and Bill Mavridis in the admitted exhibits on defamatory publications as well as their attorneys [are granted] the authority to contact internet service providers, search engine firms, social media sites, stock discussion boards (including but not limited to Google, Yahoo, Facebook, Twitter, Stockhouse, Investor's Hub and Bing) to use this Final Award to remove the material as defamatory;

11.

for the breaches of the Confidentiality Stipulations and Orders in this case, …all publications of "confidential" or attorney eyes only material [shall] be removed from the internet and any other locations and that their substance not be republished and …Global Gold and its attorneys [are granted]  the authority to contact internet service providers, search engine firms, social media sites, stock discussions board (including but not limited to Google, Yahoo, Facebook, Twitter, Stockhouse, Investor's Hub and Bing) to use this Final Award to remove the material-- Caldera shall pay Global Gold for $100 per day every day that persons associated with Caldera remain in violation of the Confidentiality Stipulation and Order following the issuance of this Final Award including for each day until full disclosure of all emails and other communications with third parties that the information was shared with or discussed;

12.	pay $1,822,416 for attorney fees and costs;

13.	reimburse Global Gold $88,269 paid to the arbitration association and for the compensation and expenses of the arbitrator;

The Final Award was certified for purposes of Article I of the United Nations New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards and for purposes of the Federal Arbitration Act.

Despite having raised substantial funds to pay Global Gold and develop Marjan as agreed, Caldera began to renege on its commitments in late summer of 2010, and attempted to acquire Global Gold's other mining assets in Armenia. "No accounting or substantiation of Caldera's expenditures has been provided…. Global Gold has provided evidence of how much Caldera's non-payment has damaged its operations and ability to function. In addition, Global Gold provided evidence that Caldera and Bill Mavridis understood that non-payment was damaging to Global Gold's operations and actively tried to take advantage of that to acquire Global Gold's assets and harm it."

Regarding the defamatory attacks, the Final Award also states: "the evidence showed that Caldera and Bill Mavridis were acting with spiteful intent by publishing defamatory materials through the course of the arbitration in an attempt to create leverage for their own commercial advantage to harm the Global Gold side and acquire their mining assets at reduced prices. (Exs. 413 and 414). I have also been able to observe the demeanor of the concerned parties and find that the Caldera side acted with actual personal malice toward the Global Gold side, to the extent that a security guard had to be included at several points during the hearings based on the behavior of Bill Mavridis. While, some of the publications such as those making complaints to the SEC, PCAOB and other regulators purport to be in the public service, I find that they were issued maliciously to gain improper personal and business advantages, and without any regard to the truth."

"Further, the undisputed evidence showed that there is no difference between what Caldera published on its website, www.calderaresources.com and what Bill Mavridis published on his personal and other websites including the www.gbgd-armenia-mining-blogspot.com site and the www.protestgbgd.com site. While in some instances he claimed to be acting as a whistleblower and in others as a goodwill ambassador of an Armenian environmental organization, he was in fact acting in his and Caldera's own commercial and personal interests and in bad faith. The Caldera side's unauthorized use of the Global Gold trading symbol in internet addresses, search terms and other places was improper and designed with the intent to more broadly spread defamatory material.   The scope of these defamatory attacks truly is too great to recount in detail here…. These publications have defamed the following: Van Krikorian, Jan Dulman, Ashot Boghossian, the members of the Global Gold Board (including Ian Hague, Harry Gilmore, Drury Gallagher, Lester Caesar, Nicholas Aynilian), Firebird Management, Brian Cousin, Hrayr Ghoukassian, the RBSM accounting firm, and others named in the admitted exhibits."

The Marjan mining property is located in Southwestern Armenia, along the Nakichevan border in the Syunik province, and Global Gold now holds a mining license to the 19.6 sq. km property valid until April 2033. The property is divided into central and northern sections with a saddle section in between. 60 km of road have been created on the sites by Global Gold alone. Global Gold has worked in Armenia since 1995, and further information is available on the Global Gold Corporation website www.globalgoldcorp.com.

Forward-looking Statements — To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Global Gold Corporation www.globalgoldcorp.com is an international gold mining, development, and exploration company headquartered in Rye, NY with operations in Armenia and Chile. The Company is committed to building shareholder value and maintaining social and environmental responsibilities.

CONTACT:

Global Gold Corporation

International Corporate Center at Rye

555 Theodore Fremd Avenue, Suite C208

Rye, New York 10580

Tel: 914-925-0020

Fax: 914-925-8860

Email: ggc@globalgoldcorp.com

www.globalgoldcorp.com